Exhibit 10(a)

SEVERANCE AGREEMENT
AND
GENERAL RELEASE OF CLAIMS

This Severance Agreement and General Release of Claims (the “Agreement”) is entered into by and between TUCSON ELECTRIC POWER COMPANY for itself and its subsidiary, parent and affiliated companies, including, but not by way of limitation, UNS ENERGY CORPORATION (collectively, the “Company”), and MICHAEL J. DECONCINI (“Employee”) (collectively, the “Parties”).
RECITALS
A.    Employee is currently employed by the Company as its Senior Vice President, Operations.
B.    The Company and Employee have agreed that it is in both the Company’s and Employee’s best interests for Employee’s employment with the Company to terminate as of the Separation Date (defined below).
C.    Employee and the Company each desires to resolve amicably, fully and finally all matters between them, including, but in no way limited to, those matters relating to the employment relationship between them and the termination of that relationship.
AGREEMENT
NOW THEREFORE, in consideration of the recitals above, which both Employee and Company acknowledge are accurate, and the mutual promises and obligations set forth below, and other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, it is agreed as follows:
1.Separation Date. The Company and Employee agree that Employee’s employment with the Company will terminate effective as of September 30, 2013 (the “Separation Date”). As of the Separation Date, and without any further action on his part, Employee hereby resigns from and shall cease to hold any and all positions (including directorships) or offices that Employee holds with the Company as well as with any benefit plan or other entity that Employee holds either by appointment by the Company or due to Employee’s role as an officer of the Company.
2.    Severance Benefits. Employee is a participant in the UNS Energy Corporation Severance Pay Plan, as amended (the “Severance Pay Plan”). Employee’s resignation and separation from employment will result in Employee’s Separation from Service (as such term is defined in the Severance Pay Plan) without Cause (as such term is defined in the Severance Pay Plan). Accordingly, if Employee complies with the terms of this Agreement, Employee shall be entitled to receive the payments and benefits provided by the Severance Pay Plan. The payments and benefits provided by Section 4.2 of the Severance Pay Plan are summarized below in Section 2(a), (b) and (c). All such payments and benefits are subject to the terms and provisions of the Severance Pay Plan. Employee acknowledges that he has received a copy of, and has reviewed, the Severance Pay Plan and all amendments thereto. In addition to the benefits provided under the Severance Pay Plan, if

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Employee complies with the terms of this Agreement, Employee shall be entitled to receive the additional benefits described below in Section 2(d) and (e).
(a)    Severance Payments. Pursuant to Section 4.2(a) of the Severance Pay Plan, Employee shall be entitled to receive an amount equal to one and one half (1 ½) years of Employee’s base salary (the total amount of which Employee acknowledges to be $541,967.85) payable in substantially equal installments in accordance with the Company’s normal payroll practices, over the one and one half-year severance period. As described in the Severance Pay Plan, the first such installment shall be paid on the pay date following the close of the first pay period ending after the later of (1) the day on which the Company receives an executed copy of this Agreement; or (2) the Effective Date of this Agreement as described in Section 6, below. Notwithstanding the foregoing, if any portion of the severance payments are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and if the consideration period described in Section 5 below, plus the revocation period described in Section 6 below, spans two calendar years, the severance payments shall not begin until the second calendar year.
(b)    Health Insurance. Pursuant to Section 4.2(b) of the Severance Pay Plan, if Employee makes a timely election pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to continue his medical, dental and/or vision coverage under the Tucson Electric Power Company Benefits by Design Medical Plan, the COBRA premium for such coverage shall be subsidized by a Company payment for up to eighteen (18) months following the Separation Date. The amount of the Company’s subsidy for the COBRA coverage options selected, if any, will equal the Company’s share of the premiums for a then-current unclassified employee who selects the same coverage options.
If Employee fails to pay the Employee’s balance of the COBRA premium in a timely manner or elects to discontinue COBRA coverage, the Company subsidy (and the COBRA coverage) shall end. In addition, as described in Section 4.2(c) of the Severance Pay Plan, the subsidy will also end, on a plan-by-plan or coverage-by-coverage basis, on the first to occur of the following events: (i) the date on which the Employee becomes eligible for Medicare coverage; (ii) the date on which the Employee becomes eligible for comparable benefits offered by a subsequent employer or pursuant to any retiree medical plan; or (iii) the date on which the Employee is no longer eligible to receive COBRA continuation coverage.
(c)    Prorated Bonus. Pursuant to Section 4.2(e) of the Severance Pay Plan, Employee shall be entitled to receive a pro rata payment pursuant to the UNS Energy Corporation Performance Enhancement Plan (the “PEP”) for the year in which Employee’s Separation from Service occurs. The pro rata payment will equal the amount that would otherwise be due to Employee, if any, under the PEP for the 2013 calendar year prorated based on the number of days that have elapsed in the year prior to the Employee’s Separation from Service. This prorated payment shall be made at the same time as payments are made generally under the PEP.

(d)    Outplacement Support. In addition to the severance benefits provided under the Severance Pay Plan, and in consideration for the Restrictive Covenants contained in Section 12, the Company will provide Employee, following the Employee’s Separation from Service, with outplacement support through an outside agency selected by the Company, at the Company’s expense. The actual level of outplacement support provided will be determined by the

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Company in its discretion. The outside agency’s consulting fees shall be paid directly by the Company in an amount not to exceed $32,000.
(e)    Treatment of Equity Awards. In addition to the benefits provided under the Severance Pay Plan, and in consideration for the Restrictive Covenants contained in Section 12, the Company shall amend the Employee’s 2011 Performance Share Award Agreement and his outstanding Nonqualified Stock Option Award Agreements, as listed below, as follows: (i) the 2011 Performance Share Award Agreement shall be amended to provide for pro-rata vesting upon Employee’s Separation from Service without Cause in a manner consistent with Employee’s 2012 and 2013 Performance Share Award Agreements; and (ii) the Nonqualified Stock Option Award Agreements shall be amended to extend the exercise period of the Options until the earlier of the first (1st) anniversary of the Separation Date or the original expiration date of the Options. In all other respects, the equity awards previously granted to the Employee will continue to be subject to the terms and conditions of the Company stock plans under which they were granted and the award agreements evidencing such awards.
Outstanding Equity Awards to be Amended by the Company in Accordance with this Section 2(e):

•	Performance Share Award Agreement dated March 7, 2011

•	Nonqualified Stock Option Agreement dated March 20, 2007

•	Nonqualified Stock Option Agreement dated February 27, 2008

•	Nonqualified Stock Option Agreement dated February 12, 2009

(f)    No Further Obligation. The Company’s provision of the severance benefits described in this Section 2 shall fully satisfy its obligations to Employee under the terms of the Severance Pay Plan. Employee shall have no further right to receive any benefits or payments pursuant to the Severance Pay Plan or any other severance plan or program sponsored by the Company. Employee’s right to vest in any equity compensation or vest in or exercise stock options will be determined pursuant to the provisions of the plans or agreements pursuant to which such equity compensation or options were granted or awarded to Employee and shall not be enhanced or otherwise impacted by the provisions of this Agreement, except as expressly provided in Section 2(f).
(g)    Gross Amounts. All amounts referred to in this Agreement are gross amounts. The Company will deduct required and authorized withholdings.
3.    Release, Representations and Acknowledgments. In exchange for the benefits and other consideration provided pursuant to this Agreement, including but not limited to the payments and benefits described in Section 2, Employee for himself and, as applicable, his agents, attorneys, successors, and assigns, agrees not to sue and fully and forever releases and discharges the Company (which term includes the Company’s subsidiaries and its affiliates), and all related companies, as well as their respective officers, directors, shareholders, employees, agents, and any other representatives, and all of their respective predecessors, and their successors and assigns, from any and all claims, demands, covenants, causes of action, obligations, costs, attorneys’ fees, damages, judgments, orders or liabilities of any kind whatsoever, whether known or unknown, asserted or unasserted, arising out of any event, act or omission occurring on or before the date Employee signs this Agreement, including but not limited to, claims arising out of or relating to

Tucson Electric Power	Michael J. DeConcini

Employee’s employment or the cessation of Employee’s employment with the Company, or any other transactions, occurrences, acts, omissions or any loss, damage or injury resulting from any act or omission by or on the part of the Company occurring on or before the date Employee signs this Agreement (the “Claims”).
The Claims released hereunder include any claims related to any alleged violation of any federal, state or local statute or ordinance, as amended, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1991 and the Civil Rights Act of 1866, the Family and Medical Leave Act, the Rehabilitation Act of 1973, the Equal Pay Act, the National Labor Relations Act, the Americans with Disabilities Act, the Arizona Civil Rights Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Worker Adjustment and Retraining Notification Act, the Fair Labor Standards Act of 1938, the Occupational Safety and Health Act, the Arizona Employment Protection Act, the Labor Management Relations Act, the False Claims Act, the Fair Credit Reporting Act, or any other federal, state or local laws.
Notwithstanding anything in this Agreement to the contrary, this Agreement does not release any claims that arise after the date this Agreement is signed by Employee. This Agreement does not release any claims that Employee may have to vested benefits due pursuant to any retirement or welfare benefit plan of the Company, or to any vested rights Employee may have that arise out of an award made to Employee under any equity compensation program of the Company. The Release set forth in this Section does not apply to the Company’s obligations to provide the payments and benefits referenced in Section 2 of this Agreement.
Employee acknowledges and agrees that the consideration he is receiving under this Agreement is sufficient consideration to support the release of all entities identified in this Section 3. Employee acknowledges and agrees that he has received all monies owed to him for his employment with the Company (other than amounts to be paid to Employee in the future pursuant to this Agreement) and has not been subjected to any discrimination or retaliation.
4.    Compliance with Covenants. Employee’s receipt of the benefits described in Section 2 is expressly conditioned upon Employee’s continued compliance with the provisions of Section 9 (No Disparagement/Professional Conduct), Section 10 (Confidentiality), Section 11 (Intellectual Property) and Section 12 (Restrictive Covenants) of this Agreement.
5.    Review. Employee has been advised and is hereby advised in writing to consult with an attorney prior to signing this Agreement. Employee acknowledges that he was first presented with this Agreement on July 22, 2013. Employee has until his Separation Date (September 30, 2013) to consider this Agreement. This Agreement is not executable prior to the Separation Date. To accept the offer in this Agreement, Employee must sign and return the Agreement to Catherine E. Ries, the Company’s Vice President, Human Resources, on the Separation Date, at the following address: Tucson Electric Power Company, 88 East Broadway Boulevard, Tucson, Arizona 85701.
6.    Revocation. Employee may revoke this Agreement for a period of seven (7) days after he signs it. Employee agrees that if he elects to revoke this Agreement, he will notify the Vice President, Human Resources of the Company (at the above address) in writing on or before the expiration of the revocation period. Receipt by the Company of proper and timely notice of revocation from Employee cancels and voids this Agreement. If Employee does not provide a

Tucson Electric Power	Michael J. DeConcini

timely notice of revocation, this Agreement will become effective on the calendar day immediately following expiration of the revocation period (the “Effective Date”).
7.    Return of Company Property. On or before the Separation Date, Employee will return to the Company all Company documents (in electronic, paper or any other form, as well as all copies thereof) and other Company property that he has had in his possession at any time, including, but not limited to, files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property including, but not limited to, entry cards, credit and charge cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company. Employee agrees to make a diligent search for all such property and to return any property not previously returned to the Company on or before the Separation Date. Employee further agrees to provide to the Company, on or before the Separation Date, a computer-useable copy of any confidential or proprietary data, materials or information received, stored, reviewed, prepared or transmitted on any personal computer, server, or e-mail system, to the extent the same may be retrieved from such computers, servers and e-mail system, and, then, to delete such confidential or proprietary information from those computers, servers and e-mail systems.
8.    Cooperation in Proceedings. The Company and Employee agree that they shall fully cooperate with each other with respect to any claim, litigation or judicial, arbitral or investigative proceeding initiated by any private party or by any regulator, governmental entity, or self-regulatory organization, that relates to or arises from any matter with which Employee was involved during his employment with the Company, or that concerns any matter of which Employee has information or knowledge (collectively, a “Proceeding”). Employee’s duty of cooperation includes, but is not limited to: (a) meeting with the Company’s attorneys by telephone or in person at mutually convenient times and places in order to state truthfully Employee’s recollection of events; (b) appearing at the Company’s request, upon reasonable notice, as a witness at depositions or trials, without the necessity of a subpoena, in order to state truthfully Employee’s knowledge of matters at issue; and (c) signing at the Company’s reasonable request declarations or affidavits that truthfully state matters of which Employee has knowledge. The Company’s duty of cooperation includes, but is not limited to: (i) providing Employee and his counsel access to documents, information, witnesses and the Company’s legal counsel as is reasonably necessary to litigate on behalf of Employee in any Proceeding; and (ii) indemnifying Employee and his counsel for any and all reasonable costs and expenses, including legal fees, in connection with any request for cooperation from the Company as set forth in this paragraph. In addition, Employee agrees to notify the Company’s General Counsel promptly of any requests for information or testimony that he receives in connection with any litigation or investigation relating to the Company’s business, and the Company agrees to notify Employee promptly of any requests for information or testimony that it receives relating to Employee. Notwithstanding any other provision of this Agreement, this Agreement shall not be construed or applied so as to require any Party to violate any confidentiality agreement or understanding with any third party, nor shall it be construed or applied so as to compel any Party to take any action, or omit to take any action, requested or directed by any regulatory or law enforcement authority.
9.    No Disparagement; Professional Conduct. Employee agrees to refrain from making any derogatory or disparaging statements to any third party concerning the Company, its products, or its services, and the Company agrees that it will instruct its Board and officers not to

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disparage or make derogatory statements to any third party concerning the Employee. Notwithstanding the foregoing, nothing in this Agreement shall be construed to limit, impede, or impair the right of any Party to communicate with government agencies regarding matters that are within the jurisdiction of such agencies.
10.    Confidentiality. Although the Company will disclose this Agreement pursuant to applicable securities law requirements, Employee agrees that he will not discuss the terms of this Agreement with anyone except his attorneys or accountants, unless required by law.
11.    Intellectual Property.
(a)    Proprietary Information. Employee and the Company hereby acknowledge and agree that in connection with Employee’s employment with the Company, Employee was provided with or otherwise exposed to or received certain proprietary information of the Company. Such proprietary information includes, but is not limited to, information concerning the Company’s customers and products, information concerning certain marketing, selling and pricing strategies of the Company, and information concerning methods, manufacturing techniques, and processes used by the Company in its operations (all of the foregoing shall be deemed “Proprietary Information” for purposes of this Agreement). Employee hereby agrees that, without the prior written consent of the Company, any and all Proprietary Information shall be and shall forever remain the property of the Company, and that Employee shall not in any way disclose or reveal the Proprietary Information other than to the Company’s executives, officers and other employees and agents of the Company, as permitted by the Company’s executives or officers. The term “Proprietary Information” does not include information that (1) becomes generally available to the public other than as a result of a disclosure by Employee contrary to the terms of this Agreement, (2) was available on a non-confidential basis prior to its disclosure, or (3) becomes available on a non-confidential basis from a source other than Employee, provided that such source is not contractually obligated to keep such information confidential.
(b)    Trade Secrets. Employee acknowledges that he has, during his employment, had access to and become acquainted with various trade secrets that are owned by the Company and are regularly used in the operation of their respective businesses and that may give the Company an opportunity to obtain an advantage over competitors who do not know or use such trade secrets. Employee agrees and acknowledges that he has been granted access to these valuable trade secrets only by virtue of the confidential relationship created by Employee’s employment and Employee’s prior relationship to, interest in, and fiduciary relationships with the Company. Employee shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, except as required for the Company’s benefit.
(c)    Other Intellectual Property. Employee hereby assigns to the Company all of Employee’s right, title, and interest in and to any and all intellectual property, including but not limited to inventions, original works of authorship, developments, concepts, improvements, designs, methodologies, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registerable under copyright or similar laws, that Employee solely or jointly conceived, created, made or developed or reduced to practice, or caused to be conceived, created, made or developed or reduced to practice, during the period of time Employee is or was employed by the Company or has access to the equipment, facilities and supplies of the Company (collectively referred to as “Company Intellectual Property”). Employee further acknowledges that all original works of

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authorship that are or were made by Employee (solely or jointly with others) within the scope of Employee’s position with the Company and during the period of Employee’s employment with the Company or the Employee’s access to the equipment, facilities and supplies of the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands and agrees that the decision whether or not to commercialize or market any invention that is Company Intellectual Property developed by Employee solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to Employee as a result of the Company’s efforts to commercialize or market any such invention. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Company Intellectual Property and any intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Company Intellectual Property. Employee further agrees that his obligation to execute or cause to be executed, when it is in Employee’s power to do so, any such instrument or papers shall continue after the termination of this Agreement.
(d)    Ownership of Documents. The Company shall own all papers, records, books, drawings, documents, manuals, and anything of a similar nature (collectively, the “Documents”) prepared by Employee in connection with Employee’s employment. The Documents shall be the property of the Company and are not to be used on other projects except upon the Company’s prior written consent.
12.    Restrictive Covenants.
(a)    Covenant Not to Compete. In consideration of the Company’s agreements contained herein and the payments to be made by it to Employee pursuant hereto, Employee agrees that during the Restricted Period Employee will not, without prior written consent of the Company, directly or indirectly, through Employee’s own efforts or through the efforts of another person or entity, become employed by, consult with, act as an advisor to, invest in, become a partner, member, principal, stockholder, or other owner (other than a holder of less than one percent 1% of the outstanding voting securities of any public company) of, or otherwise perform services for, any company or entity that is engaged in a “Competing Business” in the Restricted Territory, as defined in this Section 12.
(b)    Non-Solicitation. Employee recognizes that the Company’s customers are valuable and proprietary resources of the Company. Accordingly, Employee agrees that during the Restricted Period Employee will not directly or indirectly, through Employee’s own efforts or through the efforts of another person or entity, solicit business in the Restricted Territory for or in connection with any Competing Business from any individual or entity that obtained products or services from the Company at any time during Employee’s employment with the Company. In addition, during the Restricted Period Employee will not solicit business in the Restricted Territory for or in connection with a Competing Business from any individual or entity that was solicited by Employee on behalf of the Company. Further, during the Restricted Period Employee will not solicit employees of the Company who would have the skills and knowledge necessary to enable

Tucson Electric Power	Michael J. DeConcini

or assist efforts by Employee to engage in a Competing Business. In addition to the prohibition on the solicitation of employees described in the preceding sentence, Employee will not solicit employees of the Company to leave Company employment in order to work with or for another business or entity with which Employee is then engaged.
(c)    Competing Business. For purposes of this Section 12, Employee shall be deemed to be engaged in a “Competing Business” if, in any capacity, including proprietor, shareholder, partner, officer, director or employee, Employee engages or participates, directly or indirectly, in the operation, ownership or management of the activity of any proprietorship, partnership, company or other business entity which activity is competitive with the then actual business in which the Company or its operating subsidiaries and Affiliates are engaged on the date of, or any business contemplated by such entities’ business plans in effect on the date of notice of, Employee’s termination of employment. Nothing in this Section 12(c) is intended to limit Employee’s ability to own equity in a public company constituting less than 1% of the outstanding equity of such company, when Employee is not actively engaged in the management thereof. If requested by Employee, the Company shall furnish Employee with a good-faith written description of the business or businesses in which the Company is then actively engaged or that is contemplated by the Company’s current business plan within 30 days after such request is made, and only those activities so timely described in which the Company is, in fact, actively engaged or that are so contemplated may be treated as activities that are directly competitive with the Company.
(d)    Restricted Period. For purposes of this Section 12, the “Restricted Period” shall include the time during which Employee is employed by the Company and a period of one year (or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of nine months; or in the event any reviewing court finds this period to be over-broad or unenforceable, for a period of six months) following the Separation Date.
(e)    Restricted Territory. Employee and the Company understand and agree that the Company’s business is not geographically restricted and in some respects at least is unrelated to the physical location of Company facilities or the physical location of any Competing Business, due to extensive use of the power grid, Internet, telephones, facsimile transmissions and other means of electronic information and product distribution.
Accordingly, the Company has a protectable business interest in, and the Parties intend the Restricted Territory to encompass, each and every geographical location from which Employee could engage in a Competing Business. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall be limited to any geographical location that is within 10 miles of any geographical location in which the Company is in fact carrying out its business operations or, pursuant to the Company’s business plans, is contemplating conducting business operations on the date of Employee’s termination of employment. If, but only if, this Restricted Territory is held to be invalid on the ground that it is unreasonably broad, the Restricted Territory shall be any location within a 50 mile radius of any Company office in existence or, pursuant to the Company’s business plans on the Separation Date, intended to be opened.
(f)    Remedies; Reasonableness. Employee acknowledges and agrees that a breach by Employee of the provisions of this Section 11 or 12 will constitute such damage as will be irreparable and the exact amount of which will be impossible to ascertain and for that reason

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agrees that the Company will be entitled to an injunction to be issued by any court of competent jurisdiction restraining and enjoining Employee from violating the provisions of this Section 11 or 12. The right to an injunction shall be in addition to and not in lieu of any other remedy available to the Company for such breach or threatened breach, including the recovery of damages from Employee.
Employee expressly acknowledges and agrees that: (1) the Restrictive Covenants contained in this Section 12 are reasonable as to time and geographical area and do not place any unreasonable burden upon Employee, (2) the general public will not be harmed as a result of enforcement of these Restrictive Covenants, and (3) Employee understands and hereby agrees to each and every term and condition of the Restrictive Covenants set forth in this Agreement.
Employee also expressly acknowledges and agrees that Employee’s covenants and agreements in this Section 11 or 12 shall survive this Agreement and continue to be binding upon Employee after the expiration or termination of this Agreement, whether by passage of time or otherwise.
(g)    Company Not in Default. The Company agrees that the restrictions described in this Section 12 apply only so long as the Company is continuously not in material default of its obligations to provide payments or employment-type benefits to Employee hereunder or under any other agreement, covenant or obligation.
13.    Severability. Should any provision in this Agreement be declared or determined to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected and the illegal or invalid part, term, or provision shall be deemed not to be a part of this Agreement.
14.    Acknowledgement. Employee represents and agrees that he has read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement with a full and complete understanding of all of its terms.
15.    Integration. Except as otherwise provided in this Agreement, this Agreement constitutes the entire agreement between the Parties, supersedes all oral negotiations and any prior and other writings with respect to the subject matter of this Agreement and is intended by the Parties as the final, complete and exclusive statement of the terms agreed to by them.
16.    Amendment. This Agreement shall be binding upon the Parties and may not be amended, supplemented, changed, or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by the Parties.
17.    Successors and Assigns. This Agreement is and shall be binding upon and inure to the benefit of the heirs, executors, successors and assigns of each of the Parties.
18.    Non-Admission. This Agreement shall not in any way be construed as an admission by either Party that it has acted wrongfully with respect to the other Party, and each of the Parties specifically denies the commission of any wrongful acts against the other Party. Each of the Parties expressly acknowledges that he/it has not suffered any wrongful treatment by the other Party.

Tucson Electric Power	Michael J. DeConcini

19.    Joint Drafting. Employee and the Company understand that this Agreement is deemed to have been drafted jointly by the Parties. Any uncertainty or ambiguity shall not be construed for or against any Party based on attribution of drafting to any Party.
20.    Counterparts. For the convenience of the Parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.
21.    Governing Law. Except in instances in which federal law is controlling, this Agreement shall be construed, performed, and enforced in accordance with, and governed by the laws of the State of Arizona without giving effect to the principles of conflict of laws thereof.
22.    Section 409A. Employee acknowledges that he has had the opportunity to review the provisions of this Agreement, the Severance Pay Plan and the application of Section 409A generally with legal counsel of his choice. Employee further acknowledges that he is solely responsible for any tax consequences imposed upon him by Section 409A and that the Company shall not have any liability or responsibility with respect to taxes imposed on Employee pursuant to Section 409A or any other provision of the Code.
23.    Business Expenses. On or before the later of the Separation Date or the Effective Date, the Company will reimburse Employee for any and all necessary, customary and usual expenses incurred by Employee on behalf of the Company, provided that Employee has furnished the Company with receipts to substantiate the business expenses in accordance with the Company’s policies or otherwise reasonably justifies the expense to the Company.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized representative and Employee has executed this Agreement on the dates noted below.

Tucson Electric Power Company	Employee

By:________________________	___________________________
Name: Catherine E. Ries	Michael J. DeConcini
Title: Vice President, Human Resources
___________________________	___________________________
Date	Date

Tucson Electric Power	Michael J. DeConcini

STATE OF ARIZONA    )
    )ss.
COUNTY OF PIMA     )

The foregoing instrument was acknowledged before me this ____ day of ____________ 2013 by Michael J. DeConcini.

Notary Public

My Commission Expires

STATE OF ARIZONA    )
    )ss.
COUNTY OF PIMA     )

The foregoing instrument was acknowledged before me this ____ day of ____________ 2013, by Catherine Ries on behalf of Tucson Electric Power Company, an Arizona corporation.

Notary Public

My Commission Expires

Tucson Electric Power	Michael J. DeConcini